Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

LaSalle Hotel Properties:

We consent to the incorporation by reference in the registration statements (Nos. 333-156451 and 333-158617) on Form S-3 and (Nos. 333-158873 and 333-125058) on Form S-8 of LaSalle Hotel Properties of our report dated February 19, 2009, except for notes 2 and 15, which are as of November 20, 2009, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of LaSalle Hotel Properties dated November 23, 2009.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain adjustments upon adoption of accounting standards related to non-controlling interests and earnings per share.

/s/ KPMG LLP

Chicago, IL

November 23, 2009